UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 31, 2005
TRIZEC PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-16765	33-0387846
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

10 S. Riverside Plaza, Suite 1100, Chicago IL	60606
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:
(312) 798-6000
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On October 31, 2005, Trizec Properties, Inc. (“Trizec”) and Trizec Holdings Operating LLC, a wholly owned subsidiary of Trizec through which Trizec conducts substantially all of its business and owns substantially all of its assets (the “Operating Company”), entered into an amended and restated unsecured credit facility with Deutsche Bank Securities Inc. and Banc of America Securities LLC, as co-lead arrangers and joint book running managers, and certain other lenders (the “2005 Unsecured Credit Facility”). The 2005 Unsecured Credit Facility, which amends and replaces Trizec’s existing $750.0 million unsecured credit facility (the “2004 Unsecured Credit Facility”), matures in October 2008 but the Operating Company has the ability to extend the term for an additional year upon the payment of an extension fee equal to 25 basis points of the entire committed amount, or approximately $1.9 million, and satisfaction of certain other conditions. While both Trizec and the Operating Company were borrowers under the 2004 Unsecured Credit Facility, the Operating Company is the primary borrower under the 2005 Unsecured Credit Facility and Trizec unconditionally guarantees the repayment of all outstanding amounts under the facility as they become due and payable. Certain subsidiaries of Trizec and the Operating Company that own properties that are included in the “borrowing base” (as discussed below) and other material subsidiaries of the Operating Company also are guarantors under the 2005 Unsecured Credit Facility.
     The 2005 Unsecured Credit Facility provides the Operating Company and Trizec with a revolving loan with a total capacity of $750.0 million, whereas the 2004 Unsecured Credit Facility consisted of a $600.0 million revolving component and a $150.0 million term loan component. Similar to the 2004 Unsecured Credit Facility, the actual amount that can be borrowed under the 2005 Unsecured Credit Facility at any time depends on the value of unencumbered, eligible properties the Operating Company owns directly and indirectly, known as the borrowing base. As a result, the Operating Company’s actual borrowing capacity under the 2005 Unsecured Credit Facility is the lesser of (i) $750.0 million or (ii) 60% of the total value of those properties that are included in the borrowing base, less any other consolidated indebtedness that is unsecured and/or recourse to the Operating Company, Trizec or their subsidiary guarantors. This represents an increase from the 2004 Unsecured Credit Facility, which provided for a borrowing capacity limit of 55% of the total value of properties in the borrowing base. The Operating Company may add additional properties to, or remove properties from, the borrowing base under the 2005 Unsecured Credit Facility, subject to satisfaction of certain conditions, so long as there are at least eight properties in the borrowing base at all times. The 2005 Unsecured Credit Facility also has an accordion feature which permits the Operating Company to elect to increase the size of the facility by up to $250.0 million, subject to customary conditions. As of the date of the 2005 Unsecured Credit Facility, the Operating Company was able to borrow up to the entire $750.0 million under the 2005 Unsecured Credit Facility, of which $335.0 million was outstanding.
     In addition to the increase in the borrowing capacity, the 2005 Unsecured Credit Facility (a) lowers the interest cost on borrowings to between 0.95% to 1.65% per annum plus LIBOR based on the Operating Company’s leverage, (b) provides for a maximum leverage of 60%, subject to an increase to 65.0% for up to two fiscal quarters in the event of a substantial acquisition on two separate occasions, (c) reduces the capitalization rate used to calculate leverage and asset value from 8.75% to 7.50% for the Operating Company’s office properties that are located in central business districts of metropolitan statistical areas, and (d) reduces the occupancy requirements for borrowing base assets used to calculate the borrowing capacity.
     A description of the 2004 Unsecured Credit Facility, which contains certain financial covenants and other material terms that remain unchanged in the 2005 Unsecured Credit Facility, and discussions of our reliance on the credit facility as an important source of our liquidity and certain risk factors relating to our credit facility, as may be updated from time to time, can be found in our most recent annual report on Form 10-K and quarterly reports on Form 10-Qs and are incorporated by reference herein. An executed copy of the amended and restated unsecured credit agreement for the 2005 Unsecured Credit Facility is being filed as Exhibit 10.1 to this Current Report on Form 8-K.
     Certain of the lenders under the 2005 Unsecured Credit Facility, directly or through their affiliates, have pre-existing relationships with the Company and have provided commercial lending, investment banking, advisory and other services to the Company for which they have received customary fees and expenses. From time to time, they and other lenders under the 2005 Unsecured Credit Facility and their affiliates, may provide additional services to, or engage in transactions with, the Company in the ordinary course of business.
Item 9.01. Financial Statements and Exhibits.
(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits

The exhibits required by this item are set forth on the Exhibit Index attached hereto.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIZEC PROPERTIES, INC.

Date: November 2, 2005	By:	/s/ Timothy H. Callahan

Timothy H. Callahan
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Amended and Restated Credit Agreement, dated as of October 31, 2005, among Trizec Holdings Operating LLC, as Borrower, Trizec Properties, Inc., as Guarantor, Deutsche Bank Securities Inc. and Banc of America Securities LLC, as co-lead arrangers and joint book running managers, Deutsche Bank Trust Company Americas, as administrative agent, and various lenders parties thereto.